Exhibit 99.1

to 8-K dated January 31, 2017

NEWS RELEASE

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6085

SEACOAST BANK APPOINTS AL MONSERRAT TO BOARD OF DIRECTORS

STUART, Fla., February 6, 2017 -- Seacoast Banking Corporation of Florida (“Seacoast”) (NASDAQ: SBCF) announced that it has appointed Al Monserrat, CEO of RES Software, a leading digital workspace technology company, to the board of directors of its bank subsidiary, Seacoast National Bank, effective immediately.

Monserrat’s career spans more than 25 years in large enterprises and entrepreneurial ventures within enterprise software, mobility, cloud, networking and business strategy. Monserrat became RES Software CEO in April 2015 after serving as Citrix’s senior vice president of Worldwide Sales & Service since July 2008. At Citrix, Monserrat was part of the executive leadership team that grew the company from hundreds of millions to more than $3B in revenue by 2014, and was instrumental in crafting the strategy that helped Citrix grow from a single-product company, to a multi-product industry leader. He lives in Boca Raton, Fla.

“Seacoast will benefit from Al’s superb leadership skills in employing technological change,” said Dennis S. Hudson, III, Seacoast chairman and CEO. “We are confident he will make a significant contribution to our transformational strategy that reflects the rapid evolution in today’s banking environment.”

Monserrat noted, “Seacoast is engaged in reorienting itself around the expectations of today’s customers for a convenient, mobile-centered banking experience. I look forward to helping implement this transformation, the positive results of which already are apparent in Seacoast’s digital and financial metrics.”

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About Seacoast’s director development program, Hudson noted, “Beginning in 2013, we actively recruited new talent to our board to increase its diversity of thought and experience and better align overall board capability with Seacoast's strategic focus. During this period, we have appointed an independent lead director and, with Al’s appointment announced today, have added eight new directors, all of whom have the skills needed to help navigate the changing environment impacting our business.

“As a result, our governance has altered significantly across important aspects, creating a vibrant board culture with an unrelenting focus on creating shareholder value,” he added.

About Seacoast Banking Corporation of Florida

Seacoast Banking Corporation of Florida is one of the largest community banks headquartered in Florida with approximately $4.7 billion in assets and $3.5 billion in deposits as of December 31, 2016. The Company provides integrated financial services including commercial and retail banking, wealth management, and mortgage services to customers through advanced banking solutions, 47 traditional branches of its locally-branded wholly-owned subsidiary bank, Seacoast Bank, and five commercial banking centers. Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Daytona Beach area, into Orlando and Central Florida, and west to Okeechobee and surrounding counties. More information about the Company is available at SeacoastBanking.com.